Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Record Fourth Quarter, Full-Year 2015 Results;

Announces Increased Share Repurchase Program

- Full-year Goodyear net income of $307 million, segment operating income exceeds $2 billion

- Full-year tire unit volume up 3%, fourth quarter volume up 7%

- North America full-year earnings up 38%, fourth quarter earnings up 16%, both records

- Asia Pacific full-year earnings up 6%, fourth quarter earnings up 20%, both records

- Full-year cash flows from operating activities of $1.7 billion

- Company deconsolidates Venezuelan subsidiary, records one-time charge

- Company increases share repurchase authorization $650 million to $1.1 billion

AKRON, Ohio, February 9, 2016 – The Goodyear Tire & Rubber Company today reported results for the fourth quarter and full year of 2015.

“I’m extremely pleased with our outstanding results as we delivered 18 percent growth in full-year segment operating income, exceeding $2 billion for the first time in our 117-year history,” said Richard J. Kramer, chairman and chief executive officer. “Our success has enabled us to execute on all facets of our capital allocation plan, delivering long-term shareholder value.

“Fourth quarter earnings grew 16 percent in our North America business and 20 percent in Asia Pacific, both records. Earnings in Europe, Middle East and Africa recovered in the quarter despite a challenging environment,” he added.

“Our record results reflect strong demand for our high-value-added Goodyear-brand tires and our focus on capturing the value of these products in the marketplace,” Kramer continued.

“While economic uncertainty in the global environment will persist in 2016, we remain committed to our target of 10 to 15 percent growth in segment operating income from our ongoing operations,” Kramer said. Following the deconsolidation of its Venezuelan subsidiary, the company is targeting record segment operating income of $2.1 billion to $2.2 billion for 2016.

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Goodyear’s fourth quarter 2015 sales were $4.1 billion, compared to $4.4 billion a year ago. Sales were impacted by $339 million in unfavorable foreign currency translation.

Tire unit volumes totaled 42.1 million, up 7 percent from 2014, due in part to the acquisition of Nippon Goodyear Ltd. (NGY) in Japan. Replacement tire shipments were up 9 percent. Original equipment unit volume was up 2 percent.

The company reported segment operating income of $476 million in the fourth quarter of 2015, up 33 percent from a year ago. The increase was driven by favorable price/mix net of raw materials and higher volume, partially offset by cost inflation and unfavorable foreign currency translation.

On a GAAP basis, Goodyear’s fourth quarter 2015 net loss available to common shareholders was $380 million ($1.42 per share). Excluding certain significant items, most notably the deconsolidation of the Venezuelan subsidiary, adjusted net income was $257 million (93 cents per share).

Goodyear’s full-year effective tax rate was better than the company’s guidance, driven by a lower-than-expected rate in the fourth quarter. Fourth quarter 2015 adjusted net income was impacted by $28 million of U.S. tax expense following the release of the company’s $2.2 billion U.S. tax valuation allowance in 2014. This incremental tax expense was more than offset by the recognition of $55 million (20 cents per share) of U.S. foreign tax credits and research and development tax credits as a result of legislative actions in December 2015. In total, adjusted net income was impacted by a net U.S. tax benefit of $27 million (10 cents per share) in the fourth quarter. Due to tax credits and prior tax-loss carryforwards, the company does not expect to pay significant cash income taxes in the United States through 2020.

On a GAAP basis, Goodyear’s fourth quarter 2014 net income available to common shareholders was $2.1 billion ($7.68 per share). Excluding certain significant items, most notably the release of the U.S. tax valuation allowance, adjusted net income was $166 million (59 cents per share).

Full-Year Results

Goodyear’s 2015 sales were $16.4 billion, compared to $18.1 billion in 2014. Sales were impacted by $1.6 billion in unfavorable foreign currency translation.

Tire unit volumes totaled 166.2 million, up 3 percent from 2014, due in part to the acquisition of NGY in Japan. Replacement tire shipments were up 2 percent. Original equipment unit volume was up 3 percent.

The company’s segment operating income of $2.0 billion was up 18 percent from last year. Compared to the prior year, the increase reflects favorable price/mix net of raw materials and higher volume, partially offset by cost inflation and unfavorable foreign currency translation.

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On a GAAP basis, Goodyear’s 2015 net income available to common shareholders was $307 million ($1.12 per share). Excluding certain significant items, most notably the deconsolidation of the Venezuelan subsidiary, adjusted net income was $906 million ($3.32 per share).

Full-year 2015 adjusted net income was also impacted by $165 million (60 cents per share) of U.S. tax expense following the release of the company’s U.S. tax valuation allowance.

On a GAAP basis, net income available to common shareholders for 2014 was $2.4 billion ($8.78 per share). Excluding certain significant items, most notably the release of the U.S. tax valuation allowance, adjusted net income was $790 million ($2.83 per share).

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2015 and 2014 periods.

Business Segment Results

North America

	Fourth Quarter		Twelve Months
(in millions)	2015	2014	2015	2014
Tire Units	15.4	16.0	61.6	61.1
Sales	$1,912	$2,105	$7,774	$8,085
Segment Operating Income	266	229	1,108	803
Segment Operating Margin	13.9%	10.9%	14.3%	9.9%

North America’s fourth quarter 2015 sales decreased 9 percent from last year to $1.9 billion. Sales reflect a 4 percent decrease in tire unit volume, primarily due to the sale of the former Goodyear Dunlop Tires North America Ltd. business (GDTNA). Replacement tire volume was down 1 percent. Original equipment unit volume was down 8 percent.

Fourth quarter 2015 segment operating income of $266 million was a 16 percent improvement over the prior year and a fourth quarter record. The improvement was primarily driven by favorable price/mix net of raw materials, as well as cost reduction actions.

The sale of GDTNA negatively impacted North America volumes by approximately 400,000 units (2 percent of the total), sales by $61 million and segment operating income by $10 million.

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Europe, Middle East and Africa

	Fourth Quarter		Twelve Months
(in millions)	2015	2014	2015	2014
Tire Units	14.2	12.8	61.1	60.5
Sales	$1,191	$1,306	$5,115	$6,180
Segment Operating Income	100	30	435	438
Segment Operating Margin	8.4%	2.3%	8.5%	7.1%

While Europe, Middle East and Africa’s fourth quarter tire unit volumes were up 11 percent, sales decreased 9 percent, primarily due to unfavorable foreign currency translation. Replacement tire shipments were up 12 percent. Original equipment unit volume was up 10 percent.

Fourth quarter 2015 segment operating income of $100 million was $70 million above the prior year primarily due to higher volume, partially offset by unfavorable foreign currency translation.

Asia Pacific

	Fourth Quarter		Twelve Months
(in millions)	2015	2014	2015	2014
Tire Units	8.3	6.0	26.0	23.0
Sales	$559	$511	$1,958	$2,077
Segment Operating Income	96	80	319	301
Segment Operating Margin	17.2%	15.7%	16.3%	14.5%

Asia Pacific’s fourth quarter sales increased 9 percent from last year to $559 million. Sales reflect a 38 percent increase in tire unit volume, primarily due to the NGY acquisition. This improvement was partially offset by unfavorable foreign currency translation. Replacement tire shipments were up 57 percent. Original equipment unit volume was up 19 percent.

Fourth quarter segment operating income of $96 million was up 20 percent from last year and a record, driven by higher volume and lower raw material costs.

The acquisition of NGY positively impacted Asia Pacific volumes by approximately 1.6 million units (19 percent of the total) and sales by $68 million. The net favorable impact on segment operating income of the NGY acquisition and the sale of the company’s 25 percent interest in Dunlop Goodyear Tires Ltd. was $1 million.

Latin America

	Fourth Quarter		Twelve Months
(in millions)	2015	2014	2015	2014
Tire Units	4.2	4.7	17.5	17.4
Sales	$401	$434	$1,596	$1,796
Segment Operating Income	14	20	160	170
Segment Operating Margin	3.5%	4.6%	10.0%	9.5%

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Latin America’s fourth quarter sales decreased 8 percent from last year to $401 million. Sales reflect unfavorable foreign currency translation and an 11 percent decrease in tire unit volume. Replacement tire shipments were down 7 percent. Original equipment unit volume was down 30 percent, primarily in Brazil.

Fourth quarter segment operating income of $14 million was down 30 percent from a year ago primarily due to cost inflation.

Operating income in Venezuela for the 2015 fourth quarter was $22 million, up $2 million from the prior year. Full-year operating income in Venezuela was $119 million, up $59 million from 2014. Full-year 2015 operating income excludes foreign currency exchange losses related to the Venezuelan bolivar fuerte of $34 million.

Venezuelan Deconsolidation

Effective December 31, 2015, the company deconsolidated the financial statements of its subsidiary in Venezuela and began reporting its results using the cost method of accounting. As a result, it recorded a one-time $646 million pre-tax charge ($577 million after-tax) in the fourth quarter of 2015. Goodyear continues to maintain manufacturing and sales operations in the country.

2016 Financial Targets

The company’s 2016 financial targets are:

- Segment Operating Income growth of between 10 percent and 15 percent from ongoing operations (excludes Venezuela),

- Positive Free Cash Flow from Operations and

- An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x at year-end.

Shareholder Return Program

The company paid a quarterly dividend of 7 cents per share of common stock on December 1, 2015. The Board of Directors has declared a quarterly dividend of 7 cents per share payable March 1, 2016, to shareholders of record on February 1, 2016.

As a part of its previously announced $450 million share repurchase program, the company repurchased 3 million shares of its common stock for $100 million during the fourth quarter.

On February 4, 2016, the company’s Board of Directors authorized a $650 million increase in the share repurchase program, bringing the total to $1.1 billion.

Goodyear’s record performance has resulted in significant stock price appreciation during the three year period ended December 31, 2015. The company’s total shareholder return over this period totaled nearly 175 percent, placing it in the 94th percentile of the S&P 500 and the highest ranked manufacturer in the automotive sector.

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New Organizational Structure

On December 1, 2015, the company announced it will combine its North America and Latin America businesses into one Americas business unit, effective January 1, 2016. Stephen R. McClellan, formerly president of the North America business, will lead the new Americas business. Future segment financial reporting will be aligned with the new organizational structure and recast historical segment financial statements will be provided in the Form 10-Q for the period ending March 31, 2016.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1715 or (785) 424-1059 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 723-7372 or (402) 220-2666. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 66,000 people and manufactures its products in 49 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; increases in the prices paid for raw materials and energy; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2015	2014	2015	2014
NET SALES	$4,063	$4,356	$16,443	$18,138

Cost of Goods Sold	3,071	3,340	12,164	13,906
Selling, Administrative and General Expense	725	702	2,614	2,720
Rationalizations	32	15	114	95
Interest Expense	101	113	412	428
Loss on Deconsolidation of Venezuelan Subsidiary	646	—	646	—
Other (Income) Expense	(2)	60	(115)	302

Income (Loss) before Income Taxes	(510)	126	608	687
United States and Foreign Taxes (Benefit)	(137)	(2,002)	232	(1,834)

Net Income (Loss)	(373)	2,128	376	2,521
Less: Minority Shareholders’ Net Income (Loss)	7	(1)	69	69

Goodyear Net Income (Loss)	(380)	2,129	307	2,452
Less: Preferred Stock Dividends	—	—	—	7

Goodyear Net Income (Loss) Available to Common Shareholders	$(380)	$2,129	$307	$2,445

Goodyear Net Income (Loss) Available to Common Shareholders - Per Share of Common Stock
Basic	$(1.42)	$7.82	$1.14	$9.13

Weighted Average Shares Outstanding	269	272	269	268
Diluted	$(1.42)	$7.68	$1.12	$8.78

Weighted Average Shares Outstanding	269	277	273	279
Cash Dividends Declared Per Common Share	$0.07	$0.06	$0.25	$0.22

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets

(In millions, except share data)	December 31, 2015	December 31, 2014
Assets:
Current Assets:
Cash and Cash Equivalents	$1,476	$2,161
Accounts Receivable, less Allowance - $105 ($89 in 2014)	2,033	2,126
Inventories:
Raw Materials	419	535
Work in Process	138	149
Finished Products	1,907	1,987

	2,464	2,671

Prepaid Expenses and Other Current Assets	168	201

Total Current Assets	6,141	7,159
Goodwill	555	601
Intangible Assets	138	138
Deferred Income Taxes	2,141	2,253
Other Assets	687	740
Property, Plant and Equipment less Accumulated Depreciation - $8,637 ($9,029 in 2014)	6,777	7,153

Total Assets	$16,439	$18,044

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,769	$2,878
Compensation and Benefits	666	724
Other Current Liabilities	886	950
Notes Payable and Overdrafts	49	30
Long Term Debt and Capital Leases due Within One Year	587	148

Total Current Liabilities	4,957	4,730
Long Term Debt and Capital Leases	5,120	6,216
Compensation and Benefits	1,468	1,676
Deferred Income Taxes	91	90
Other Long Term Liabilities	661	905

Total Liabilities	12,297	13,617

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	—	582

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 267 million (269 million in 2014) after deducting 11 million treasury shares (9 million in 2014)	267	269
Capital Surplus	3,093	3,141
Retained Earnings	4,570	4,331
Accumulated Other Comprehensive Loss	(4,010)	(4,131)

Goodyear Shareholders’ Equity	3,920	3,610
Minority Shareholders’ Equity – Nonredeemable	222	235

Total Shareholders’ Equity	4,142	3,845

Total Liabilities and Shareholders’ Equity	$16,439	$18,044

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows

(In millions)	Year Ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net Income	$376	$2,521
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	698	732
Amortization and Write-Off of Debt Issuance Costs	23	14
Provision for Deferred Income Taxes	79	(1,970)
Loss on Deconsolidation of Venezuelan Subsidiary	646	—
Net Pension Curtailments and Settlements	139	39
Net Rationalization Charges	114	95
Rationalization Payments	(144)	(226)
Net Gains on Asset Sales	(71)	(3)
Pension Contributions and Direct Payments	(103)	(1,338)
Net Venezuela Currency Losses	—	200
Gain on Recognition of Deferred Royalty Income	(155)	—
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(31)	75
Inventories	(89)	(35)
Accounts Payable - Trade	78	(41)
Compensation and Benefits	66	223
Other Current Liabilities	(28)	(40)
Other Assets and Liabilities	89	94

Total Cash Flows from Operating Activities	1,687	340
Cash Flows from Investing Activities:
Capital Expenditures	(983)	(923)
Asset Dispositions	62	18
Decrease in Cash Due to Deconsolidation of Venezuelan Subsidiary	(320)	—
(Increase) Decrease in Restricted Cash	(6)	5
Short Term Securities Acquired	(77)	(72)
Short Term Securities Redeemed	69	95
Other Transactions	(7)	26

Total Cash Flows from Investing Activities	(1,262)	(851)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	103	46
Short Term Debt and Overdrafts Paid	(84)	(24)
Long Term Debt Incurred	2,819	1,842
Long Term Debt Paid	(3,315)	(1,555)
Common Stock Issued	53	39
Common Stock Repurchased	(180)	(234)
Common Stock Dividends Paid	(68)	(60)
Preferred Stock Dividends Paid	—	(15)
Transactions with Minority Interests in Subsidiaries	(9)	(49)
Debt Related Costs and Other Transactions	(33)	(1)
Dissolution of Global Alliance	(271)	—

Total Cash Flows from Financing Activities	(985)	(11)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(125)	(313)

Net Change in Cash and Cash Equivalents	(685)	(835)
Cash and Cash Equivalents at Beginning of the Period	2,161	2,996

Cash and Cash Equivalents at End of the Period	$1,476	$2,161

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges, loss on deconsolidation of the Venezuelan subsidiary and other (income) expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income and Margin Reconciliation Table

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Segment Operating Income	$476	$359	$2,022	$1,712
Rationalizations	32	15	114	95
Interest Expense	101	113	412	428
Other (Income) Expense	(2)	60	(115)	302
Asset Write-offs and Accelerated Depreciation	3	4	8	7
Corporate Incentive Compensation Plans	42	28	103	97
Corporate Pension Curtailments/Settlements	137	—	137	33
Intercompany Profit Elimination	(7)	(8)	3	(4)
Loss on Deconsolidation of Venezuelan Subsidiary	646	—	646	—
Retained Expenses of Divested Operations	8	5	14	16
Other	26	16	92	51

Income (Loss) before Income Taxes	$(510)	$126	$608	$687
United States and Foreign Tax (Benefit) Expense	(137)	(2,002)	232	(1,834)
Less: Minority Shareholders Net Income (Loss)	7	(1)	69	69

Goodyear Net Income (Loss)	$(380)	$2,129	$307	$2,452

Sales	$4,063	$4,356	$16,443	$18,138
Return on Sales	(9.4)%	48.9%	1.9%	13.5%
Total Segment Operating Margin	11.7%	8.2%	12.3%	9.4%

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Adjusted Net Income Reflecting Certain Significant Items (after tax and minority interest)

Fourth Quarter 2015	In Millions	Per Share (Diluted)
Goodyear Net Income (Loss)	$(380)	$(1.39)

Significant Items:
Venezuela Deconsolidation	577	2.11
Pension Settlement	86	0.31
Debt Repayments	35	0.13
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	30	0.11
Transaction Costs and Net Gains on Asset Sales	(39)	(0.15)
Net Gains on SRI Share Sale	(32)	(0.12)
Net Income and Other Discrete Tax Benefits	(20)	(0.07)

	$637	$2.32

Adjusted Net Income (non-GAAP)	$257	$0.93

For the fourth quarter of 2015, the calculation of Adjusted Net Income Per Share (Diluted) reflects 273 million weighted average shares outstanding, including 4 million weighted average shares outstanding for stock options and other securities not included in the calculation of Goodyear Net Income (Loss) Per Share (Diluted), as reported, as their inclusion was anti-dilutive.

Fourth Quarter 2014	In Millions	Per Share (Diluted)
Goodyear Net Income	$2,129	$7.68

Significant Items:
Net Venezuela Currency Losses	45	0.16
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	12	0.04
Net Income and Other Discrete Tax Benefits	(2,013)	(7.26)
Net Gains on Asset Sales	(7)	(0.03)

	$(1,963)	$(7.09)

Adjusted Net Income (non-GAAP)	$166	$0.59

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Adjusted Net Income Reflecting Certain Significant Items (after tax and minority interest)

Full-Year 2015	In Millions	Per Share (Diluted)
Goodyear Net Income	$307	$1.12

Significant Items:
Venezuela Deconsolidation	577	2.11
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	92	0.34
Pension Settlement	86	0.31
Debt Repayments	35	0.13
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Greece	4	0.02
Royalty Income Related to the Termination of a Licensing Agreement	(99)	(0.36)
Net Gains on SRI Share Sale	(32)	(0.12)
Net Income and Other Discrete Tax Benefits	(25)	(0.09)
Transaction Costs and Net Gains on Asset Sales	(23)	(0.08)
Insurance Recovery – Discontinued Products	(16)	(0.06)

	$599	$2.20

Adjusted Net Income (non-GAAP)	$906	$3.32

Full-Year 2014	In Millions	Per Share (Diluted)
Goodyear Net Income	$2,452	$8.78

Significant Items:
Net Venezuela Currency Losses	175	0.63
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	71	0.25
Pension Curtailments and Settlements	36	0.13
Charges Relating to Labor Claims with Respect to a Previously Closed Facility in Greece	22	0.08
Charge Relating to Government Investigation in Africa	16	0.06
Net Income and Other Discrete Tax Benefits	(1,978)	(7.09)
Net Gains on Asset Sales	(4)	(0.01)

	$(1,662)	$(5.95)

Adjusted Net Income (non-GAAP)	$790	$2.83

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